EXHIBIT 99.1

CDEX Debenture Holders Support Company, Convert Debt to Equity

Tucson, Ariz.--(06/02/11) - CDEX Inc. (OTC.BB:CEXI), a leading developer of chemical detection products, using patented technologies, for use in healthcare and security markets, announced today that its  debenture holders have converted approximately $1.9 million of notes  for 22.2 million shares of common stock in the company to support future growth opportunities and market initiatives.

"We are very appreciative of  the decision by our debenture holders to convert their debt  to common equity in CDEX. We believe the conversion reflects the confidence they have in the future prospects of the company. This transaction significantly strengthens our balance sheet and alleviates pressure on future cash flow," said Jeff Brumfield, chairman and chief executive officer of CDEX. "Our team is determined to bring to market new technologies that will greatly benefit the healthcare and securities markets. We are confident this transaction will position us for easier access to capital to support our future expansion. We remain focused on expanding market presence, improving financial metrics and increasing overall shareholder value as we implement our growth strategy."

About CDEX

CDEX develops, manufactures and globally distributes products to the healthcare and security markets. The ValiMed product line provides life-saving validation of high-risk medications and returned narcotics. The ID2™ product line detects trace amounts of illegal drugs, such as methamphetamine. CDEX expects to advance its patented technologies to serve additional markets in the future where its proprietary products can be launched. To learn more about CDEX please visit:  www.cdex-inc.com.

Safe Harbor Statement

Non-historical statements are forward-looking, as defined in federal securities laws, and generally can be identified by words such as "expects," "plans," "may," "believes," "should," "intends," and similar words. These statements pose risks that cannot be accurately predicted. Consequently, results may differ materially from those expressed or implied. Such risks and uncertainties include, without limitation, the effectiveness, profitability and marketability of products, the protection of intellectual property and proprietary information, and other risks detailed periodically in filings with the SEC. There is no obligation to update any forward-looking statements.

Company contact:
Jeff Brumfield
CDEX Inc.
(520) 745-5172
investorrelations@cdex-inc.com

###